Exhibit 10.47

OPTION GRANT NOTICE

UNDER THE

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

Catalent, Inc. (the “Company”), pursuant to its 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), hereby grants to the Participant set forth below the Option set forth below, at an Exercise Price per share as set forth below. The Option is subject to all of the terms and conditions as set forth herein and in the Option Agreement (attached hereto or previously provided to the Participant in connection with a prior grant) and the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]

Date of Grant:	[Insert Date of Grant]

Number of Shares Subject to Option:	[Insert No. of Shares Subject to the Option Granted], subject to adjustment as set forth in the Plan.

Exercise Price per Share:	[Insert Exercise Price per share], subject to adjustment as set forth in the Plan.

Option Period Expiration Date:	[Insert Expiration Date (e.g., Ten years from Date of Grant)]

Type of Option:	Nonqualified Stock Option

Vesting Schedule:	Provided the Participant has not incurred a Termination at the time of each applicable vesting date, the Option shall become vested and exercisable as to 25% of the shares of Common Stock subject to the Option on each of the first, second, third and fourth anniversaries of the Date of Grant.

Notwithstanding the foregoing, in the event of a Change in Control, to the extent the acquiring or successor entity does not assume, continue or substitute for the Option, the Option, to the extent not then vested or previously forfeited or cancelled, shall become fully vested.

*        *        *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF THE OPTION HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN. [THE PARTICIPANT’S RIGHTS UNDER THE OPTION WILL LAPSE [NINETY (90)] DAYS FROM THE DATE OF GRANT AND THE OPTION WILL BE FORFEITED ON SUCH DATE IF THE PARTICIPANT SHALL NOT HAVE ACCEPTED THE OPTION GRANT NOTICE AND OPTION AGREEMENT BY SUCH DATE.]

This Option Grant Notice may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

CATALENT, INC.	PARTICIPANT[1]

By:
Title:

[1]	To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

OPTION AGREEMENT

UNDER THE

CATALENT, INC.

2014 OMNIBUS INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement (this “Option Agreement”) and the Catalent, Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), Catalent, Inc. (the “Company”) and the Participant agree as follows.

1. Definitions. Whenever the following terms are used in this Option Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Grant Notice, as applicable.

(a) Employment. The term “Employment” means the Participant’s employment as an employee of the Company or any of its Affiliates or Subsidiaries.

(b) Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants set forth in Section 9 or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s or any of its Subsidiaries’ vendors, suppliers, customers or employees or any similar provision applicable to or agreed to by the Participant.

(c) Retirement. The term “Retirement” shall mean a Termination by the Participant that occurs on or after the date on which the Participant attains the age of sixty-five (65) and has completed at least ten (10) years of Employment (other than a Termination when grounds existed for a Termination for Cause at the time thereof).

(d) Termination Date. The term “Termination Date” shall mean the date upon which the Participant incurs a Termination for any reason.

(e) Unvested Portion. The term “Unvested Portion” shall mean, at any time, the portion of the Option which is then unvested in accordance with the Grant Notice and the Option Agreement.

(f) Vested Portion: The term “Vested Portion” shall mean, at any time, the portion of the Option which has become and remains vested in accordance with the Grant Notice and the Option Agreement.

2. Grant of Option. Subject to the terms and conditions set forth herein, in the Grant Notice and in the Plan, for good and valuable consideration, the Company hereby grants to the Participant the right and option to purchase, all or any part of the aggregate number of shares of Common Stock subject to the Option provided in the Grant Notice, at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.

3. Vesting. Subject to the conditions contained herein and the Plan, the Option shall vest as provided in the Grant Notice.

4. Treatment on Termination. If the Participant incurs a Termination, except as set forth in this Section 4, the Unvested Portion of the Option shall be cancelled by the Company without any payment of consideration therefor and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 5.

(a) Death. If the Participant incurs a Termination due to death, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

(b) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, in each case, the Option shall, to the extent not then vested or previously forfeited or cancelled, continue to vest as provided in the Grant Notice as if the Participant had continued Employment through each applicable anniversary of the Date of Grant, subject to the Participant’s compliance with the restrictive covenants set forth in Section 9 and the Participant’s execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its Affiliates in a form prescribed by the Company on or prior to the 60th day following the Termination Date.

(c) Change in Control. In the event of a Change in Control, to the extent the acquiring or successor entity does assume, continue or substitute for the Option, if the Participant incurs a Termination by the Service Recipient without Cause during the period commencing on the date of the consummation of a Change in Control and ending on the date that is eighteen months following the consummation of such Change in Control, the Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

5. Exercise of Options. Subject to the provisions of the Plan and this Option Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Option Period Expiration Date. Notwithstanding the foregoing, if the Participant incurs a Termination prior to the Option Period Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below.

(a) Death. If the Participant incurs a Termination due to death, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date.

(b) Disability/Retirement. If the Participant incurs a Termination due to Disability or Retirement, in each case, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the first anniversary of the Termination Date and (B) the Option Period Expiration Date and for any portion of the Option that becomes vested after the Termination Date pursuant to Section 4(b) above, the earlier of (I) the first anniversary of the date on which such portion of the Option vests and (II) the Option Period Expiration Date.

(c) Termination for Cause. If the Participant incurs a Termination by the Service Recipient for Cause, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable.

(d) Other Terminations. If the Participant incurs a Termination for any other reason not covered by clauses (a) through (c) above, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) the 90th day following the Termination Date and (B) the Option Period Expiration Date.

6. Method of Exercising Option. All or any portion of the Vested Portion of the Option may be exercised by the delivery of notice of the number of shares subject to the Option that are being exercised accompanied by payment in full of the Exercise Price applicable to the portion of the Option so exercised. Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company’s General Counsel; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.

7. Issuance of Shares. If the Participant elects to exercise all or any portion of the Option, then, as promptly as practical after receipt of such notification and full payment of the Exercise Price and any required withholding or any other applicable taxes (as provided in Section 12 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares with respect to which the Option has been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares to be credited to the Participant’s account at the third-party plan administrator.

8. Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, all or any portion of the Option and any shares of Common Stock acquired in respect thereof over (b) the aggregate Cost (if any) of such shares. For purposes of this Option Agreement, “Cost” means, in respect of any share, the amount paid by the Participant for the share (excluding, for the avoidance of doubt, any withholding or other applicable taxes), as proportionately adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the share; provided that Cost may not be less than zero. Any reference in this Option Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Option and all proceeds of the Option shall be subject to the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or “officer” as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

9. Restrictive Covenants.

(a) To the extent that the Participant is a party to an employment agreement with the Company or one of its Affiliates containing non-competition, non-solicitation, non-interference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such employment agreement shall govern and the following provisions of this Section 9 shall not apply.

(b) Competitive Activity.

(i) The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the Date of Grant and ending on the date that is 12 months after the Termination Date (the “Restricted Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other Person (as defined below), directly or indirectly, violates any of the following prohibitions:

(I) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client:

(1)	with whom the Participant had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year period preceding the Termination Date;

(2)	with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year immediately preceding the Termination Date; or

(3)	for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Termination Date.

(II) During the Restricted Period, the Participant will not directly or indirectly:

(1)	engage in any business that competes with the business of the Company or any of its Subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the Termination Date) in any geographical area where the Company or any of its Subsidiaries conduct business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the Date of Grant) between the Company or any of its Subsidiaries and customers, clients, suppliers, or investors of the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Option Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(III) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or

(2)	hire any such employee who was employed by the Company or any of its Subsidiaries as of the Termination Date or who left the employment of the Company or any of its Subsidiaries coincident with, or within six (6) months prior to or after, the Termination Date; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or its Subsidiaries for at least six (6) months.

(IV) During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries any consultant then under contract with the Company or any of its Subsidiaries.

(ii) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 9(b) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Option Agreement is an unenforceable restriction against the Participant, the provisions of this Option Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Option Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s Employment) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company and its Subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals —

concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) made legitimately available to the Participant by a third party without breach of any known confidentiality obligation; or (z) required by law to be disclosed or in any judicial or administrative process; provided that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial or tax advisors or lender, each of whom the Participant agrees to instruct not to disclose, the existence or contents of this Option Agreement (unless this Option Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided, that the Participant may disclose to any prospective future employer the provisions of Section 9 of this Option Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon Termination, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

10. Non-Transferability. The Option is not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to executors, the administrators or the person or persons to whom the Option may be transferred by will or by the laws of descent and distribution in accordance with Section 14 of the Plan, the word “Participant” shall be deemed to include such person or persons. Except as otherwise provided herein, no assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect.

11. Rights as Stockholder. The Participant or a Permitted Transferee of the Option shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such shares of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

12. Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof.

13. Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

14. No Right to Continued Employment. Neither the Plan nor this Option Agreement nor the granting of the Option evidenced hereby shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company. Further, the Company may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Option Agreement, except as otherwise expressly provided herein.

15. Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

16. Waiver and Amendments. Subject to Section 13(b) of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Option Agreement, prospectively or retroactively (including after the Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant hereunder shall not to that extent be effective without the consent of the Participant. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

17. Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

18. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Agreement, the Plan shall govern and control.

19. Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the Option and on any shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Entire Agreement. This Option Agreement, the Grant Notice and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. This Option Agreement, the Grant Notice and the Plan supersede any prior agreements, commitments or negotiations concerning the Option.